EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
DATE: January 12, 2009
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES FURTHER COST REDUCTION ACTIONS;
REVISES DECEMBER QUARTER EARNINGS GUIDANCE
-	Combined programs driving $100 million in annual savings

-	Reducing global headcount by approximately 1,200 positions

-	Expecting EPS for December quarter to be approximately $0.34, excluding restructuring and related charges

-	Continuing to focus on maximizing cash flow
LATROBE, Pa., (January 12, 2009) – Kennametal Inc. (NYSE: KMT) today announced further plans to address current market challenges and to reduce costs and improve competitiveness. The company also announced revised earnings guidance for the December quarter, while emphasizing its continued focus on maximizing cash flow.
A global decline in industrial production, amplified by customers reducing their inventories has significantly decreased demand and precipitated further cost reduction actions. These actions include a reduction in the company’s global salaried workforce, expanding certain restructuring programs previously announced and implementing additional measures.
“We are implementing and accelerating restructuring in response to the current market challenges, said Carlos M. Cardoso, Kennametal chairman, president and chief executive officer. “While we will work to minimize the impact of these actions on our customers and employees, we will continue to monitor the economic environment and take further steps as warranted.”
     1600 Technology Way | Latrobe, PA 15650-5274 USA | Tel: 724.539.5000 | www.kennametal.com

Additional Cost Reduction Actions
The additional actions announced today involve reducing the company’s global salaried workforce by approximately 800 positions which is expected to generate annual pre-tax savings of approximately $70 million. These employment reductions will be completed within the next three to six months. The company anticipates recording pre-tax cash charges related to these initiatives of approximately
$40 million.
The company has also identified additional opportunities related to its restructuring program previously announced in April 2008. The ongoing annual pre-tax savings from these restructuring actions, which include a reduction in workforce of approximately 400 positions, are now expected to be approximately $30 million once fully implemented over the next six to nine months. The company now expects to recognize approximately $50 million of pre-tax charges related to this restructuring, including approximately $27 million recorded through the December 2008 quarter. Approximately
90 percent of these charges are expected to be cash expenditures.
In total, the workforce reduction announced today, together with the previously announced restructuring is expected to produce ongoing annual pre-tax savings of approximately $100 million including the total reduction in workforce of approximately 1,200 positions. The total pre-tax charges expected to be recognized are estimated to be approximately $90 million, including approximately $27 million recorded through the December 2008 quarter.
In addition to the items outlined above, the company continues to adjust its manufacturing workforce in line with production requirements and to implement other steps to reduce costs.
December Quarter Earnings Guidance
As a result of lower sales volumes driven by the downturn in global markets, Kennametal expects to report an organic sales decline of approximately 10 percent for its fiscal 2009 second quarter ended December 31, 2008. Earnings per diluted share (EPS) for its fiscal 2009 second quarter are expected to be approximately $0.34, excluding charges of approximately $0.14 per share relating to restructuring. Reported EPS for the quarter are expected to be approximately $0.20. Despite the reduction in sales and EPS from previous guidance, the company expects to report cash flow from operating activities of approximately $113 million for the six months ended December 31, 2008. Based on capital expenditures of $67 million, the company expects to report free operating cash flow of approximately $46 million for the same six month period.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, savings initiatives, financial performance for future periods, its intended restructuring activities and anticipated results for second quarter 2009, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; our ability to implement the restructuring plans that are the subject of this release; environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.7 billion annually of Kennametal products and services – delivered by our 14,000 talented employees in over 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]